Exhibit 11.1

Computation of Earnings Per Share

The Company follows Financial Accounting Standards Board's Statement No. 128, "Earnings Per Share" ("SFAS 128"), codified in ASC 260, in which income for Basic Earnings Per Share ("EPS") is adjusted for dividends attributable to preferred stock and is based on the weighted average number of common shares outstanding. Diluted EPS is computed by using the weighted average number of common shares outstanding, increased by the assumed conversion of the convertible preferred stock and the assumed conversion of stock options and restricted stock.

The components of basic and diluted earnings per share for the years ended December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Basic Net Income per Common Share
Available to Common Stockholders:
Net income	$16,512,000	$15,461,000	$14,722,000
Preferred stock dividends	(2,200,000)	(4,152,000)	(4,417,000)
Net income available to common stockholders	14,312,000	11,309,000	10,305,000
Weighted average common shares outstanding	7,775,490	6,002,766	5,934,628
Basic earnings per common share	$1.84	$1.88	$1.74
Diluted Net Income per Common Share
Available to Common Stockholders:
Net income available to common stockholders	$14,312,000	$11,309,000	$10,305,000
Effect of assumed preferred stock conversion	2,200,000	4,152,000	—
Net income applicable to diluted earnings per share	16,512,000	15,461,000	10,305,000
Weighted average common shares outstanding	7,775,490	6,002,766	5,934,628
Dilutive potential common shares:
Assumed conversion of stock options	—	—	2,090
Restricted stock awarded	6,851	11,725	8,184
Assumed conversion of preferred stock	1,355,348	2,357,196	—
Dilutive potential common shares	1,362,199	2,368,921	10,274
Diluted weighted average common shares outstanding	9,137,689	8,371,687	5,944,902
Diluted earnings per common share	$1.81	$1.85	$1.73

The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2015, 2014 and 2013 because they were anti-dilutive:

	2015	2014	2013
Stock options to purchase shares of common stock	45,500	52,000	130,500
Average dilutive potential common shares associated with convertible preferred stock	—	—	2,494,801